Exhibit 5.1

David Peinsipp

+1 (415) 693-2177

dpeinsipp@cooley.com

April 20, 2026

Alamar Biosciences, Inc.

47071 Bayside Pkwy

Fremont, CA 94538

Ladies and Gentlemen:

We have acted as counsel to Alamar Biosciences, Inc, a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement (No. 333-294697) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 12,937,500 shares (the “Shares”) of its common stock, par value $0.0001 per share, including up to 1,687,500 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (c) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, qualifications, limitations and exceptions contained herein, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP 3 Embarcadero Center, 20th Floor, San Francisco, CA 94111-4004

t: +1 (415) 693-2000 f: +1 (415) 693-2222 cooley.com

Alamar Biosciences, Inc.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ David Peinsipp
David Peinsipp

Cooley LLP 3 Embarcadero Center, 20th Floor, San Francisco, CA 94111-4004

t: +1 (415) 693-2000 f: +1 (415) 693-2222 cooley.com